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                             EXHIBIT 99.1 (1 PAGES)


          PRESS RELEASE DATED OCTOBER 16, 1998 ANNOUNCING STOCKHOLDER
               APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF
                     MERGER DATED JULY 31, 1998 AS AMENDED
                       AND THE CONSUMMATION OF THE MERGER


     DEARBORN, Mich., October 16, 1998-CMS Energy Corporation (NYSE:CMS) and Continental Natural Gas, Inc. (Nasdaq:CNGL) today jointly announced they have completed CMS' acquisition of CNGL according to the terms of their merger agreement announced August 3, 1998. The agreement was ratified yesterday at a CNGL shareholders meeting by votes representing 89.7 percent of CNGL's stock. The new company will be a subsidiary of CMS Energy's international gas pipeline unit, CMS Gas Transmission and Storage, and will operate under the name CMS Continental Natural Gas, Inc., in order to preserve CNGL's well established name and reputation in the mid-continent region.

     CMS Energy exchanged approximately $63 million in shares of its common stock for 100 percent of CNGL's common stock in a pooling-of-interests arrangement. CNGL's shares were valued at $10.00 per share. CMS Energy's shares were valued at $44.55 per share, the average price for the ten-day period ending five days before closing. All of CNGL's 130 employees will become CMS employees, effective as of today.

     "This is the first step in CMS Energy's strategy of establishing a significant presence in the natural gas supply region of the mid-continent U.S.," said William J. Haener, president and chief executive officer of CMS Energy's international gas pipeline unit, CMS Gas Transmission and Storage. "Acquiring Continental expands CMS Energy's natural gas marketing presence and adds a significant base of gathering and processing assets. We look forward to all of the future growth opportunities these assets and employees will bring," Haener added.

     An Oklahoma corporation incorporated in 1983, CNGL is engaged in purchasing, gathering, treating, processing and marketing natural gas and natural gas liquids in the Texas and Oklahoma panhandle regions and north central Texas. The company has approximately 2,000 miles of gas gathering systems and six processing plants with a total capacity of 550 million cubic feet of gas per day and combined natural gas liquids production capacity of 1.4 million gallons per day. CNGL's revenues for 1997 totaled $357 million, which included sales of 106 billion cubic feet of natural gas and three million barrels of natural gas liquids.

     CMS Gas Transmission and Storage Co., the international pipeline unit of CMS Energy Corporation, owns, develops and manages natural gas transmission, processing and storage projects in the U.S., Latin America, Africa, the Middle East and the Pacific rim.

     CMS Energy Corporation is a $5 billion (sales), $10 billion (assets) international energy company operating throughout the U.S. and in 21 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines and storage; oil and gas exploration and production; and energy marketing, services and trading. CMS Energy Corporation's principal subsidiary is Consumers Energy, Michigan's largest utility and America's fourth largest combination gas and electric utility.

                                     # # #

Information on CMS Energy and CNGL is accessible on the Internet through the World Wide Web at the following addresses: http://www.cmsenergy.com/ and http://www.cngl.com/